Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Paul B. Susie
Chief Financial Officer &
Executive Vice President
Email: psusie@severnbank.com
Phone: 410.260.2000

Severn Bancorp, Inc. Announces Third Quarter Earnings

Annapolis, MD (October 27, 2016) – Severn Bancorp, Inc., (“the Company”),(Nasdaq: SVBI) parent company of Severn Bank (“Severn”), today announced net income of $1,055,000 or $.04 per diluted share for the third quarter of 2016 down just slightly compared to net income of $1,227,000 or $.06 per diluted share for the third quarter of 2015.   Year to date earnings increased to $14,437,000 or $1.13 per diluted share for 2016 versus $3,457,000 or $.17 per diluted share for the same period of 2015. Year to date earnings for 2016 included the reversal of a valuation allowance recorded against the net deferred tax assets of the Company. This resulted in a net income tax benefit of $10,816,000 in 2016. On a pre-tax basis, year to date earnings increased 2.1% to $3,621,000 or $.18 per share for 2016 compared to $3,545,000 or $.17 per share for 2015.Diluted earnings per share is calculated using net income available for common shareholders, which is net income less preferred stock dividends and discount amortization.

 “The third quarter 2016 results remain stable,” stated Alan J. Hyatt, President and Chief Executive Officer. Mr. Hyatt continued, “The Bank had solid earnings and decent numbers all around. We are dedicated to the goal of consistently keeping the trend in earnings going in the upward direction. We were pleased to announce the full repayment of our remaining TARP shares in September resulting in lower costs capital to the Company and greater financial strength. Our commercial banking team is doing well and establishing strong relationships in the community. We also opened our fifth branch in Severna Park in September and see excellent potential in that area.”

About Severn Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $779 million and five branches located in Annapolis, Edgewater and Glen Burnie, and Severna Park, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn Bank is a trade name used by Severn Savings Bank, FSB. Severn is on the Web at www.severnbank.com.

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Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015

Summary Operating Results:
Interest income	$7,842	$7,642	$7,504	$7,582	$7,932
Interest expense	2,125	2,101	2,269	2,264	2,284
Net interest income	5,717	5,541	5,235	5,318	5,648
Provision for loan losses	50	100	-	(480)	-
Net interest income after provision for loan losses	5,667	5,441	5,235	5,798	5,648
Non-interest income	1,715	1,843	1,221	1,409	1,469
Non-interest expense	5,949	6,003	5,549	6,127	5,838
Income before income tax provision	1,433	1,281	907	1,080	1,279
Income tax (benefit) provision	378	(11,194)	-	2	52
Net income	$1,055	$12,475	$907	$1,078	$1,227
Net income available to common shareholders	$539	$12,012	$313	$484	$633
Per Share Data:
Basic earnings per share	$0.04	$1.02	$0.03	$0.05	$0.06
Diluted earnings per share	$0.04	$1.02	$0.03	$0.05	$0.06
Average basic shares outstanding	12,104,379	11,759,209	10,088,879	10,088,879	10,088,879
Average diluted shares outstanding	12,183,739	11,814,656	10,128,251	10,133,663	10,116,060

Performance Ratios:
Return on average assets	0.13%	1.61%	0.12%	0.14%	0.16%
Return on average equity	1.12%	14.01%	1.07%	1.28%	1.47%
Net interest margin	3.21%	3.18%	3.07%	3.10%	3.20%
Efficiency ratio	79.49%	79.97%	85.25%	89.43%	80.17%

	September 30, 2016	June 30, 2016	As of March 31, 2016	December 31, 2015	September 30, 2015

Balance Sheet Data:
Total assets	$777,756	$794,142	$765,434	$762,079	$773,977
Total loans receivable	612,458	617,900	601,288	598,414	597,061
Allowance for loan losses	(8,985)	(8,804)	(8,633)	(8,758)	(8,689)
Net loans	603,473	609,096	592,655	589,656	588,372
Deposits	556,609	539,677	524,733	523,771	536,646
Borrowings	110,500	125,000	115,000	115,000	115,000
Stockholders' equity	86,782	99,521	86,885	86,456	85,876
Bank's Tier 1 core capital to total assets	12.7%	14.3%	15.0%	14.9%	14.5%
Book value per common share	$6.90	$6.86	$5.97	$5.93	$5.87

Asset Quality Data:
Non-accrual loans	$8,206	$9,206	$8,274	$8,974	$8,778
Foreclosed real estate	1,343	1,112	1,737	1,744	1,919
Total non-performing assets	9,549	10,318	10,011	10,718	10,697
Total non-accrual loans to net loans	1.4%	1.5%	1.4%	1.5%	1.5%
Total non-accrual loans to total assets	1.1%	1.2%	1.1%	1.2%	1.1%
Allowance for loan losses	8,985	8,804	8,633	8,758	8,689
Allowance for loan losses to total loans	1.5%	1.4%	1.4%	1.5%	1.5%
Allowance for loan losses to total non-accrual loans	109.5%	95.6%	104.3%	97.6%	99.0%
Total non-performing assets to total assets	1.2%	1.3%	1.3%	1.4%	1.4%
Non-accrual troubled debt restructurings (included above)	364	1,143	1,327	1,329	1,835
Performing troubled debt restructurings	22,431	23,315	23,934	24,386	24,449
Loan to deposit ratio	110.0%	114.5%	114.6%	114.3%	111.3%